UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2020

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.	Termination of a Material Definitive Agreement.

As previously disclosed, on each of February 7, 2007, October 27, 2009 and October 31, 2012, FuelCell Energy, Inc. (the “Company”) entered into a series of manufacturing and technology transfer agreements (collectively, the “License Agreements”) with POSCO Energy Co., Ltd. (“POSCO Energy”), providing POSCO Energy with exclusive technology and distribution rights to manufacture, sell, distribute and service the Company’s proprietary SureSource 300, SureSource 1500 and SureSource 3000 fuel cell technology in the Korean and broader Asian markets (such proprietary technologies being the only technologies licensed to POSCO Energy by the Company). The License Agreements require POSCO Energy to, among other things, (i) exercise commercially reasonable efforts to market the Company’s technology and perform in cooperation with the Company and in accordance with prevailing industry standards, (ii) conduct its business in a manner that does not attract unfavorable publicity or a negative reputation in the industry, (iii) use all reasonable efforts to prevent the use or disclosure of the Company’s confidential information to third parties, and (iv) pay to the Company a 3.0% royalty on POSCO Energy net product sales, as well as a royalty on scheduled fuel cell module replacements under service agreements for fuel cell modules that were built by POSCO Energy and installed at plants in Asia under the terms of long term service agreements between POSCO Energy and its customers. Due to certain actions and inactions of POSCO Energy, we have not realized any material revenues, royalties or new projects developed by POSCO Energy since late 2015.

In November 2019, POSCO Energy spun-off its fuel cell business into a new entity, Korea Fuel Cell Co., Ltd. (“KFC”). As part of the spin-off, POSCO Energy transferred manufacturing and service rights under the License Agreements to KFC, but retained distribution rights and severed its own liability under the License Agreements. The Company formally objected to POSCO Energy’s spin-off and POSCO Energy posted a bond to secure any liabilities to the Company arising out of the spin-off.

On February 19, 2020, the Company notified POSCO Energy in writing that it is in material breach of the License Agreements by (i) its actions in connection with the spin-off of the fuel cell business to KFC, (ii) its suspension of performance through its cessation of all sales activities since late 2015 and its abandonment of its fuel cell business in Asia, and (iii) its disclosure of material nonpublic information to third parties and its public pronouncements about the fuel cell business on television and in print media that have caused reputational damage to the fuel cell business, the Company and its products. The Company also notified POSCO Energy that, under the terms of the License Agreements, it had 60 days to fully cure its breaches to the Company’s satisfaction and that failure would lead to termination of the License Agreements. On March 27, 2020, the Company further notified POSCO Energy of additional instances of its material breach of the License Agreements based on POSCO Energy’s failure to pay royalties required to be paid in connection with certain module replacements.

On June 28, 2020, the Company notified POSCO Energy and KFC in writing that the Company has terminated the License Agreements effective immediately. The Company has demanded compliance with the obligations under the License Agreements to return all Company confidential information and know-how and that POSCO Energy and KFC not make any further use of the Company’s technology. The Company has advised POSCO Energy and KFC that it will separately advise them on how to proceed, on a going-forward basis, with respect to POSCO Energy’s and KFC’s obligations to service existing clients.

The terminated License Agreements include the Alliance Agreement dated February 7, 2007 (and all amendments thereto), the Technology Transfer, License and Distribution Agreement dated February 7, 2007 (and all amendments thereto), the Stack Technology Transfer and License Agreement dated October 27, 2009 (and all amendments thereto), and the Cell Technology Transfer and License Agreement dated October 31, 2012 (and all amendments thereto).

Item 8.01.	Other Events.

On June 28, 2020, the Company filed a demand for arbitration against POSCO Energy and KFC in the International Court of Arbitration of the International Chamber of Commerce based on POSCO Energy’s (i) failure to exercise commercially reasonable efforts to sell the Company’s technology in the Korean and Asian markets, (ii) disclosure of the Company’s proprietary information to third parties, (iii) attack on the Company’s stock price and (iv) spin-off of POSCO Energy’s fuel cell business into KFC without the Company’s consent. The Company has requested that the arbitral tribunal (i) confirm through declaration that POSCO Energy’s exclusive license to market the Company’s technology and products in Korea and Asia is null and void as a result of the breaches of the License Agreements and that the Company has the right to pursue direct sales in these markets, (ii) order POSCO Energy and KFC to compensate the Company for losses and damages suffered in the amount of more than $200 million, and (iii) order POSCO Energy and KFC to pay the Company’s arbitration costs, including counsel fees and expenses. The Company has reached an agreement in principle with a litigation finance provider to fund the legal fees and expenses of the arbitration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: June 29, 2020	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President and Chief Financial Officer